EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Tompkins Trustco, Inc.:



We consent to the incorporation by reference in this Registration Statement on Form S-8 of Tompkins Trustco, Inc. for the 2001 Stock Option Plan of our report dated January 28, 2003, with respect to the consolidated statements of financial condition of Tompkins Trustco, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2002, which report has been included in the December 31, 2002 annual report on Form 10-K of Tompkins Trustco, Inc.


                                       /s/ KPMG LLP
                                       ----------------------
                                       KPMG LLP


Syracuse, New York
August 13, 2003


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